Exhibit 99.1

Lake Arrowhead Resort and Spa

Combined Financial Statements

December 31, 2011 and 2010

Contents

Independent Auditor’s Report	1

Financial Statements

Combined balance sheets	2

Combined statements of operations	3

Combined statements of net parent company investment	4

Combined statements of cash flows	5

Notes to combined financial statements	6 – 12

Independent Auditor’s Report

To the Owner

Lake Arrowhead Resort and Spa

We have audited the accompanying carve-out combined balance sheets of Lake Arrowhead Resort and Spa (the Hotel), a business acquired from Fulton Village Green Investors, LLC (Owner), as of December 31, 2011 and 2010, and the related carve-out combined statements of operations, changes in net parent company investment and cash flows for the years then ended.  These carve-out combined financial statements are the responsibility of the Hotel’s management.  Our responsibility is to express an opinion on these carve-out combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the carve-out combined financial statements referred to above present fairly, in all material respects, the financial position of Lake Arrowhead Resort and Spa as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying combined financial statements have been prepared assuming that the Hotel will continue as a going concern.  As discussed in Note 6 to the combined financial statements, the Hotel has suffered recurring losses from operations and the Hotel was in receivership.  This raises substantial doubt about the Hotel’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 6.  The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On July 9, 2012, the Owner entered into a contribution agreement with CWI Lake Arrowhead Resort, LLC to contribute and assign all property and equipment and certain working capital held by the Hotel to CWI-Pacific Lake Arrowhead Resort, LLC (see Note 9).

/s/ McGladrey LLP

Chicago, Illinois

September 18, 2012

Lake Arrowhead Resort and Spa

Combined Balance Sheets

December 31, 2011 and 2010

	2011	2010
Assets
Current assets
Cash and cash equivalents	$1,362,603	$212,024
Accounts receivable	164,782	130,080
Other receivables	1,207	30,000
Inventories	134,543	117,413
Prepaid expenses	225,867	58,625
Total current assets	1,889,002	548,142

Investment in hotel operating property, net	17,346,175	18,200,000

Restricted cash	100,000	-
Intangible assets	41,000	41,000
Other assets	126,370	25,515

	$19,502,547	$18,814,657

Liabilities and Net Parent Company Investment

Current liabilities
Accounts payable	$795,655	$635,931
Due to former manager	310,056	335,056
Advances from bank	936,132	627,161
Deferred revenue	479,110	427,557
Other accrued liabilities	500,250	649,536
Accrued interest	3,390,013	791,817
Note payable to bank	29,418,836	29,418,836
Total current liabilities	35,830,052	32,885,894

Net parent company investment	(16,327,505)	(14,071,237)

	$19,502,547	$18,814,657

See Notes to Combined Financial Statements.

Lake Arrowhead Resort and Spa

Combined Statements of Operations

Years Ended December 31, 2011 and 2010

	2011	2010
Revenue:
Rooms	$4,877,499	$4,616,851
Food and beverage	4,167,482	4,154,738
Other operating departments	1,621,896	1,501,127
	10,666,877	10,272,716

Operating expenses:
Rooms	1,317,446	1,278,203
Food and beverage	3,431,197	3,637,965
Other operating departments	931,457	869,989
General and administrative	1,619,874	1,705,406
Utilities	478,194	573,865
Repairs and maintenance	617,745	580,204
Sales and marketing	714,030	644,639
Management fees	222,121	-
Property taxes and insurance	415,482	556,007
Depreciation and amortization	931,075	1,526,247
Impairment	-	11,311,211
	10,678,621	22,683,736

Loss from operations	(11,744)	(12,411,020)

Other expense:
Interest expense	2,696,296	1,331,275

Net loss	$(2,708,040)	$(13,742,295)

See Notes to Combined Financial Statements.

Lake Arrowhead Resort and Spa

Combined Statements of Net Parent Company Investment

Years Ended December 31, 2011 and 2010

Balance, December 31, 2009	$(531,010)

Transfers from owner	202,068

Net loss	(13,742,295)

Balance, December 31, 2010	(14,071,237)

Transfers from owner	451,772

Net loss	(2,708,040)

Balance, December 31, 2011	$(16,327,505)

See Notes to Combined Financial Statements.

Lake Arrowhead Resort and Spa

Combined Statements of Cash Flows

Years Ended December 31, 2011 and 2010

	2011	2010
Cash Flows from Operating Activities
Net loss	$(2,708,040)	$(13,742,295)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	931,075	1,473,278
Amortization of deferred financing costs	-	52,969
Impairment	-	11,311,211
Changes in operating assets and liabilities:
Accounts receivable	(34,702)	(12,048)
Other receivables	28,793	2,568
Inventories	(17,130)	17,319
Prepaid expenses	(167,242)	44,550
Other assets	(100,855)	-
Accounts payable	159,724	1,947
Due to former manager	(25,000)	(290,785)
Deferred revenue	51,553	(57,831)
Other accrued liabilities	(149,286)	(376,981)
Accrued interest	2,598,196	638,951
Net cash provided by (used in) operating activities	567,086	(937,147)

Cash Flows from Investing Activities
Additions to hotel operating property	(77,250)	-
Change in restricted cash	(100,000)	-
Cash used in investing activities	(177,250)	-

Cash Flows from Financing Activities
Advances from bank	308,971	627,161
Transfers from owner	451,772	202,068
Cash provided by financing activities	760,743	829,229

Net change in cash and cash equivalents	1,150,579	(107,918)

Cash:
Beginning of year	212,024	319,942

End of year	$1,362,603	$212,024

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$98,100	$686,608

See Notes to Combined Financial Statements.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 1.                            Description of Organization and Operations

Lake Arrowhead Resort and Spa (LAR) is a property owned by Fulton Village Green Investors, LLC (the Owner), a California limited liability company.  The Owner purchased LAR in September 2005 for a purchase price of approximately $15 million (exclusive of prorations and closing costs).  LAR, located in Lake Arrowhead, California, has 173 rooms and suites, full service spa and fitness center, conference space, restaurant, a lounge/bar, gift shop and an outdoor pool and spa.

LAR Liquor, LLC (LAR Liquor), a California limited liability company, is owned by the managing members of the Owner and holds the liquor license for the sale of alcoholic beverages at the Hotel.  LAR and LAR Liquor are collectively referred to as the “Hotel.”

On July 9, 2012, the Owner entered into a contribution agreement with CWI Lake Arrowhead Resort, LLC (CWI) to contribute and assign all property and equipment and certain working capital held by the Hotel to CWI-Pacific Lake Arrowhead Resort, LLC (CWI-Pacific) in exchange for a 2.65 percent membership interest in CWI-Pacific (see Note 9).  These combined financial statements have been prepared in connection with this transaction and present the carve-out historical combined financial position, results of operations and cash flows of the Hotel as if it operated on a stand-alone basis subject to the Owner’s control.

Note 2.                            Summary of Significant Accounting Policies

Basis of presentation:  The accompanying combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The combined financial statements include the accounts of LAR and LAR Liquor and have been prepared on a combined basis.  All significant intercompany accounts and transactions have been eliminated in combination.  The combined financial statements only include the assets and liabilities that are specifically attributable to the Hotel and may not necessarily reflect the Hotel’s combined results of operations, financial position and cash flows in the future or what its results on operations, financial position and cash flows would have been had the Hotel been a stand-alone entity or as an entity independent of the Owner during the periods presented.

The net parent company investment of the Hotel is primarily composed of (i) the initial investment to establish the net assets; (ii) the accumulated net earnings or losses; (iii) net cash transfers to or from the Owner, including those related to cash management functions performed by the Owner; and (iv) non-cash changes in financing arrangements, including the conversion of certain related-party liabilities into Owner’s net investment.

Cash and cash equivalents:  The Hotel considers all highly liquid investments with an original maturity of three months or less, at the time of purchase, to be cash equivalents.  Financial instruments that potentially subject the Hotel to significant concentrations of credit risk consist principally of cash deposited with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. The Hotel believes it places cash balances with quality financial institutions, which limits its credit risk.

Restricted cash:  Restricted cash represents deposits with the lender to be used for legal fees incurred in connection with the loan modification (see Note 6).  The lender holds a security interest in these restricted funds and expenditures are subject to the lender’s supervision and approval.

Accounts receivable:  Accounts receivable are comprised of (a) amounts billed but uncollected for room rental and food and beverage sales and (b) amounts earned but unbilled for the aforementioned services until guests check out of the hotel.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 2.                            Summary of Significant Accounting Policies (Continued)

The allowance for doubtful accounts is determined by management based on the Hotel’s historical losses, specific customer circumstances, and general economic conditions.  Periodically, management reviews accounts receivable and records an allowance for specific customers based on current circumstances and charges off the receivable against the allowance when all attempts to collect the receivable have failed.  As of December 31, 2011 and 2010, no allowance for doubtful accounts was recorded as management believes that all receivables were collectible.

Inventories:  Inventories consist of food, beverage and supplies and are stated at the lower of cost or market.

Investment in hotel operating property:  Property and equipment is stated at cost less accumulated depreciation and includes land, building and improvements, site improvements and furniture, fixtures and equipment.  Expenditures for maintenance and repairs are charged to expense as incurred, and major additions and improvements are capitalized.

The asset groups below are depreciated using the straight-line method over the following estimated useful lives:

Building and improvements	37 years
Site improvements	19 years
Furniture, fixtures and equipment	9 years

The Hotel capitalizes the initial purchase of the base stock of china, glassware, silverware, linen and uniforms and depreciates such costs over the estimated life of 5 years using the straight-line method.  Subsequent replacement purchases are expensed when placed in service.

The Hotel capitalizes direct construction and development costs, including predevelopment costs, interest, property taxes, insurance and other costs directly related and essential to the acquisition, development or construction of the Hotel.  Construction and development costs are capitalized while substantive activities are ongoing to prepare an asset for its intended use.  All significant construction and development projects have been completed prior to 2010.

Impairment of long-lived assets:  The carrying values of long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the individual investments may not be recoverable. An impairment charge may be recognized when estimated future cash flows (undiscounted and without interest charges) are less than the carrying amount of the investments. The estimation of future cash flows is inherently uncertain and relies to a considerable extent on assumptions regarding current and future economics and market conditions and the availability of capital.

If, in future periods, there are changes in the estimates or assumptions incorporated into the impairment review analysis, the changes could result in an adjustment to the carrying amount of the Hotel’s long-lived assets.  To the extent that impairment has occurred, the excess of the carrying amount of the long-lived assets over its estimated fair value will be recognized as an impairment loss.

Based upon the Hotel’s estimate of the fair value of the property (determined using a discounted cash flow analysis on expected cash flows, inclusive of estimated sale proceeds based on an income capitalization approach), a provision for impairment of $11,311,211 has been recognized at December 31, 2010 in the accompanying combined financial statements, with a corresponding reduction in the carrying value of the Hotel property.   At December 31, 2011, management believed there was no impairment of the carrying value of its long-lived assets.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 2.                            Summary of Significant Accounting Policies (Continued)

The Hotel accounts for long-lived assets that are held for sale at the lower of the assets’ fair value less costs to sell or the assets’ carrying amount.  Depreciation also ceases at the time the assets are classified as held for sale.  Assets and liabilities classified as held for sale would be presented separately in the appropriate asset and liability section of the combined balance sheet.

Deferred loan costs:  Loan costs are deferred and expensed over the term of the loan using the straight-line method. During 2010, amortized loan costs amounted to $52,969.  All deferred loan costs were fully amortized as of December 31, 2010.

Intangible asset:  Hotel intangibles consisted of a liquor license in the amount of $41,000 for the years ended December 31, 2011 and 2010.  The license has not been amortized as it is an indefinite lived asset and is reviewed annually for impairment.  In addition to the annual review, impairment of the intangible asset is assessed whenever events or changes in circumstances indicate that the carrying value may be greater than the fair value. Factors that could trigger an interim impairment review include, but are not limited to, significant underperformance relative to historical or projected future operating results and significant negative industry or economic trends.

Deferred revenues:  The Hotel defers revenue on advanced deposits received for group reservations, weddings and other events. The Hotel recognizes revenue on such deposits when occupancy or the event occurs, or when an advance deposit is forfeited.  Advance deposits also include deposits made by the Hotel’s spa members.  The Hotel recognizes revenue on such deposits when applied to the last month’s fee receivable upon membership termination.  The amount of deferred revenue on advanced deposits at December 31, 2011 and 2010 was $304,425 and $275,357, respectively.

The Hotel defers revenue for gift cards purchased. The amount of deferred revenue related to gift cards at December 31, 2011 and 2010 was $174,685 and $152,200, respectively. The Hotel recognizes revenue for the services or goods when the gift card is used.

Income taxes:  No provision for federal income taxes has been made as the liability for such taxes is that of the Owner, rather than the Hotel.  The Hotel is subject to the statutory requirements of the states in which it conducts business.  The Hotel identifies tax positions taken or expected to be taken in the course of preparing the Hotel’s tax returns to determine whether the tax positions are more-likely-than-not of being sustained when challenged or when examined by the applicable taxing authority.  For the years ended December 31, 2011 and 2010, management has determined that there are no material uncertain tax positions.

Revenue recognition:  The Hotel recognizes room rental, food and beverage and other revenues upon providing the related services. Sales and occupancy taxes collected from customers submitted to taxing authorities are not recorded in revenue.

Advertising costs:  Advertising costs are expensed as incurred.  Advertising expenses for the years ended December 31, 2011 and 2010 amounted to $142,161 and $114,549, respectively, are included in sales and marketing expense in the accompanying combined statements of operations.

Use of estimates:  The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 3.          Fair Value Measurements

The Hotel has determined the fair value of the investment in hotel operating property based on a hierarchy that gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).  Inputs are broadly defined as assumptions market participants would use in pricing an asset or liability. The three levels of the fair value hierarchy under the accounting principle are described below:

Level 1.  Quoted prices in active markets for identical assets or liabilities.

Level 2.  Quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, and inputs other than quoted prices that are observable for the investment.

Level 3.  Unobservable inputs for which there is little, if any, market activity for the investment.  The inputs into the determination of fair value are based upon the best information in the circumstances and may require significant management judgment or estimation and the use of discounted cash flow models to value the investment.

The fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.  The Hotel’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The Hotel assesses the levels of the investment in hotel operating property at each measurement date, and transfers between levels are recognized on the actual date of the event or change in circumstances that caused the transfer in accordance with the Hotel’s accounting policy regarding the recognition of transfers between levels of the fair value hierarchy. For the years ended December 31, 2011 and 2010, there were no such transfers.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

The following table presents the Hotel’s assets and liabilities carried on the balance sheet by caption and by level within the fair valuation hierarchy (as described above) as of December 31, 2010, for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2010:

	Investment in Hotel	Incurred for the
	Operating Property	Year Ended
	(Nonrecurring)	December 31, 2010

Level 1 - Quoted prices	$-	$-
Level 2 - Other significant observable inputs	-	-
Level 3 - Significant observable inputs	18,200,000	11,311,211
	$18,200,000	$11,311,211

Investment property measured at fair value on a nonrecurring basis relates to land, building and improvements that were held for investment. Losses of $11,311,211 represent property impairment charges related to the Hotel property recorded during the year ended December 31, 2010. The fair value of these assets was determined by management and incorporates management’s knowledge of comparable properties, past experience and future expectations. There was no fair value adjustment in the year ended December 31, 2011.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 4.          Investment in Hotel Operating Property

Investment in hotel operating property consisted of the following at December 31:

	2011	2010

Land	$2,676,594	$2,676,594
Building and improvements	15,681,741	15,604,491
Site improvements	635,107	635,107
Furniture, fixtures and equipment	5,249,314	5,249,314
China, glassware, silverware, linen and uniform	328,472	328,472
	24,571,228	24,493,978
Less accumulated depreciation	(7,225,053)	(6,293,978)

	$17,346,175	$18,200,000

Depreciation expense for the years ended December 31, 2011 and 2010 was $931,075 and $1,526,247, respectively.

Note 5.          Advances from Bank

During 2011 and 2010, the bank to which the Hotel holds a note payable advanced funds for property taxes and payroll.  Total advances payable to the bank as of December 31, 2011 and 2010 amounted to $936,132 and $627,161, respectively, and did not incur interest.

Note 6.          Note Payable

On May 17, 2006, the Hotel entered into a loan agreement with a bank in the amount of $24,480,500.  Under the original terms of the loan, the Hotel was obligated to make interest only payments, at a variable rate of prime plus 0.75 percent per annum or 7.0 percent whichever was higher, until May 2008 when the entire principal balance and unpaid interest were due to the lender.  In the event of default, the interest rate was to increase to prime plus 3.75 percent.

Both managing members of the Owner were guarantors of the loan. The term loan was secured by the Hotel’s property and equipment as well as an assignment of rights to all other assets and income of the Hotel.

In December 2006, the loan was modified to increase the principal balance to $29,430,000.  In March 2008, the maturity date of the loan was extended until May 1, 2010, with all other terms remaining constant.  In July 2009, the loan agreement was amended to add the Cologna Family Trust and the Peter C. Hollingshead Trust as additional loan guarantors, extend the maturity date of the loan to July 1, 2012 and change the interest rate to a fixed rate of 2 percent through June 2010, 4 percent through June 2011 and 6 percent through June 2012.

In August 2010, the loan went into default and the Hotel and guarantors entered into a pre-negotiation agreement on November 18, 2010.   On January 19, 2011, the bank filed a receivership action.  On March 18, 2011, a receiver took control of the property and engaged LARC Associates, LLC to manage the Hotel (see Note 7). On July 9, 2012, the loan was assumed by CWI-Pacific and was modified concurrently with the assumption (see Note 9). As part of the modification, CWI-Pacific paid $2,000,000 as a principal reduction payment and paid a reimbursement to the lender for property taxes paid by the lender on the Hotel’s behalf along with other fees.  The modification also allows a discounted pay-off if paid prior to the maturity date of July 1, 2015, provided a 60-day advance notice is given with no default.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 6.          Note Payable (Continued)

The Hotel has suffered recurring losses from operations and the Hotel is currently in receivership.  This raises substantial doubt about the Hotel’s ability to continue as a going concern.  Management’s plan in regard to these matters was to sell a portion of their interest in the Hotel to a third party (see Note 9).  The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

At December 31, 2011 and 2010, the principal balance outstanding amounted to $29,418,836. At December 31, 2011 and 2010, accrued interest and late fees amounted to $3,390,013 and $791,817, respectively.  Total interest and late fees incurred on the note payable for the years ended December 31, 2011 and 2010 amounted to $2,696,296 and $1,331,275, respectively.  All interest and late fees payable have not been paid and were included in the loan modification that occurred subsequent to year-end as discussed in Note 9.

Note 7.          Management Agreements

Gemstone Resorts International, LLC

On September 30, 2005, the Hotel entered into a property management agreement with Gemstone Resorts International, LLC (Gemstone) for a term of seven years.

Under the terms of the management agreement the Hotel was to pay Gemstone 3 percent of Gross Revenues (as defined) for the services rendered to the Hotel and a $2,500 per month accounting service fee.  In addition, the Hotel was to pay an incentive fee equal the sum of (a) 5 percent of all net operating income, as defined in the agreement, in excess of $3,000,000 but less than $3,500,000 (b) 10 percent of all net operating income in excess of $3,500,000 but less than $4,000,000 and (c) 15 percent of all net operating income in excess of $4,000,000.

During May 2009, the Hotel terminated their management agreement with Gemstone.  Under the terms of the management agreement, the agreement could be terminated two years after commencement.  However, if terminated early and without merit, as specified in the agreement, the Hotel would be obligated to pay termination fees based on certain facts and circumstances.  During 2009, the Hotel recognized an obligation of $310,056 for such termination fees.  Total unpaid termination fees as of December 31, 2011 and 2010 amounted to $310,056. The liability was assumed by the Owner in connection with the contribution agreement (see Note 9).

As of December 31, 2010, the Hotel had payables to Gemstone for prior services of $25,000.  There were no fees owed for prior services as of December 31, 2011.  All payables and the termination fee are included in due to former manager in the accompanying combined balance sheets.

During the year ended December 31, 2010, the Hotel did not incur any management fees as the Hotel was managed by Pacific Capital Investments, an affiliate of the Owner.

Lake Arrowhead Resort and Spa

Notes to Combined Financial Statements

Note 7.          Management Agreements (Continued)

LARC Associates, LLC

As part of the receivership action on March 18, 2011 (see Note 6), LARC Associates, LLC (LARC) was engaged to manage the operations of the Hotel.  Under the terms of the management agreement, the Hotel was to pay LARC 2.5 percent of Gross Revenues (as defined) for the services rendered to the Hotel.  Total management fees incurred during 2011 amounted to $222,121 and have been included in management fees in the accompanying combined statements of operations.

Note 8.          Commitments and Contingencies

Accounts Payable

As of December 31, 2011, total payables over 180 days remaining unpaid subsequent to year-end amounted to $647,553 and are included in accounts payable in the accompanying combined balance sheets.  Management intends to negotiate a debt forgiveness from these vendors, however, is unable to determine the amount at which settlement will be made for such payables. The liabilities were assumed by the Owner in connection with the contribution agreement (see Note 9).

Litigation

During 2008, a former contractor of the Hotel sued the Owner claiming damages for unpaid change orders related to renovations of the Hotel. The Owner filed a cross claim for relief due to construction defects. The claims were sent to arbitration in December 2011 and in June 2012 an interim arbitration award was made.

The arbitrator awarded $725,000 to the contractor for unpaid change orders and $1,696,335 to the Owner for compensatory damages.  All net recoveries arising from these claims will be recorded as income in the year realized.  As of December 31, 2011 and 2010, no accrual or receivable was recorded in the accompanying combined balance sheets and no payments have been made as of the date of the financial statements.

In the normal course of business, the Hotel is subject to certain claims and litigation, including unasserted claims. The Hotel’s management and its counsel are of the opinion that, based on information presently available, such legal matters will not have a material adverse effect on the financial position, results of operations or cash flows of the Hotel.

Note 9.          Subsequent Events

On July 9, 2012, the Owner entered into a contribution agreement with CWI Lake Arrowhead Resort, LLC (CWI) to contribute and assign all property and equipment and certain working capital held by the Hotel, subject to the restructured loan with OneWest Bank, to CWI-Pacific in exchange for a 2.65 percent membership interest in CWI-Pacific.  In addition, the Owner contributed $227,410 to CWI-Pacific with CWI contributing $8,345,305 plus certain other costs of the Owner.

The Hotel has evaluated subsequent events for potential recognition and/or disclosures on the combined financial statements through September 18, 2012, the date the combined financial statements were available to be issued.